Exhibit 10.1

JOHNSON CONTROLS, INC.
AMENDED AND RESTATED
CHANGE OF CONTROL
EXECUTIVE EMPLOYMENT AGREEMENT

AGREEMENT by and between Johnson Controls, Inc. a Wisconsin corporation (the “Company”) and Alex Molinaroli (the “Executive”), dated January 24, 2016.

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.  The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations.  Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                      Certain Definitions.

(a)                                 (i)  The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control (as defined in Section 2) occurs.  (ii) Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated or the Executive ceases to be an officer of the Company prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment or cessation of status as an officer (A) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (B) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment or cessation of status as an officer.

(b)                                 The “Change of Control Period” shall mean the period commencing on the date hereof and ending on the second anniversary of such date; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

(c)                                  A “Change of Control” shall mean the first to occur of the following events:

i.                                          The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control:  (I) any acquisition directly from the Company, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company, or (IV) any acquisition by any corporation pursuant to a transaction that complies with Sections 1(c)(iii)(A), 1(c)(iii)(B) and 1(c)(iii)(C);

ii.                                       Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

iii.                                    Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or an Affiliated Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-

outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

iv.                                   Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(d)                                 As used in this Agreement, the term “Affiliated Company” or “Affiliated Companies” shall include any company or companies controlled by, controlling or under common control with the Company; provided that when determining when the Executive has experienced a Separation from Service for purposes of this Agreement, control shall be determined pursuant to Code Section 414(b) or 414(c), except that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” in each place it appears in the regulations thereunder.

(e)                                  “Code” shall mean the Internal Revenue Code of 1986, as amended.  Any reference to a specific provision of the Code shall be deemed to include any successor provision thereto.

(f)                                   “Separation from Service” shall mean the Executive’s Termination of Employment, except that if the Executive continues to provide services following his or her Termination of Employment, such later date as is considered a separation from service, within the meaning of Code Section 409A, from the Company and its Affiliated Companies.  Specifically, if the Executive continues to provide services to the Company or an Affiliated Company in a capacity other than as an employee, such shift in status is not automatically a Separation from Service.

(g)                                  For purposes of this Agreement, the Executive will be considered a “Specified Employee” if, on the date of the Executive’s Separation from Service, the Executive is a key employee of the Company or an affiliate of the Company (within the meaning of Code Section 414(b) or (c)) any of the stock of which is publicly traded on an established securities market or otherwise.  The Executive is considered a key employee for the 12-month period beginning on the first day of the fourth month following the key employee identification date, which is December 31 of each year, such that if the Executive satisfies the requirements for key employee status as of December 31 of a year, the Executive shall be treated as a key employee for the 12-month period beginning April 1 of the following calendar year.  The Executive will meet the requirements for key employee status as of December 31 of a year if the Executive meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii), applied in accordance with the regulations under Code Section 416, but disregarding Code Section 416(i)(5), at any time during the 12-month period ending on such December 31.  For purposes of determining whether the Executive is a key employee, the definition of compensation under Treasury Regulation § 1.415-2(a) shall be used, applied as if the Company and its affiliates were not using any safe harbor under Treasury Regulation § 1.415-2(d), any of the special timing rules of Treasury Regulation § 1.415-2(e) or any of the special rules provided in Treasury Regulation § 1.415-2(g).

In lieu of the foregoing, if, in the transaction constituting a Change of Control, the Company is merged with or acquired by another entity, and immediately following the Change of Control the stock of either the Company or the acquirer or successor in such transaction is publicly traded on an established securities market or otherwise, then the Executive shall be considered a key employee for the period between the effective date of such transaction and the next specified employee effective date of the acquirer or survivor if the Executive is on the combined list of the specified employees of each entity participating in the transaction, as re-ordered to identify the top 50 key employees (as well as 1% and 5% owners that are considered key employees) in accordance with Treasury Regulations §1.409A-1(i)(6)(i).

(h)                                 For purposes of this Agreement, the Executive’s “Termination of Employment” (or variations thereof, such as “Terminates Employment” or “Employment Termination”) shall occur when the Executive permanently ceases to perform services for the Company and its Affiliated Companies as an employee or when the level of bona fide services the Executive performs as an employee of the Company and its Affiliated Companies permanently decreases to no more than twenty percent (20%) of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) for the Company and its Affiliated Companies over the immediately preceding thirty-six (36)-month period (or such lesser period of services).  Notwithstanding the foregoing, if the Executive takes a leave of absence for purposes of military leave, sick leave or other bona fide reason, the Executive will not be deemed to have experienced a Termination of Employment for the first six (6) months of the leave of absence, or if longer, for so long as the Executive’s right to reemployment is provided either by statute or by contract, including this Agreement; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended by the Company for up to twenty-nine (29) months without causing a Termination of Employment.

(i)                                     “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of January 24, 2016, by and among the Company, Parent, and Jagara Merger Sub, LLC, a Wisconsin limited liability company and an indirect, wholly owned subsidiary of Parent.

(j)                                    “Parent” shall mean Tyco International plc, an Irish public limited company.

2.                                      Employment Period.  The Company hereby agrees to continue the Executive in its employ for the period commencing on the Effective Date and ending on the second anniversary of such date (the “Employment Period”), subject to the provisions of Section 4.  Notwithstanding the definitions of Change of Control and Employment Period, for purposes of this Agreement, the occurrence of the Effective Time (as defined in the Merger Agreement) shall be deemed to constitute a Change of Control and the Executive shall be entitled to the rights and remedies, and have the obligations, set forth in this Agreement as though a Change of Control occurred as of the Effective Time, and the Employment Period activated in respect of the Merger (as defined in the Merger Agreement) shall commence on the Effective Date and end on the first anniversary of the First Succession Date (as defined in the Merger Agreement), subject to the provisions of Section 4; provided that Sections 3(b)(ii)–(viii) (the benefits described therein, collectively, the “Excluded Benefits”) shall have no application in respect of such Employment Period activated in respect of the Merger.  The portion of the Employment Period activated in respect of the Merger that commences on the Effective Date and ends on the First Succession Date shall be referred to herein as the “Initial Period” and the balance of such Employment Period shall be referred to herein as the “Subsequent Period.”  For purposes of clarity, upon the occurrence of the Effective Time, this Agreement shall supersede and replace in all respects that certain Executive Employment Agreement, dated as of July 28, 2010, by and between the Company and the Executive, which shall cease to be of any force and effect.

3.                                      Terms of Employment.  (a)  Position and Duties.  i.  During the Initial Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date, (B) the President and Chief Operating Officer and all corporate and functional (as opposed to operational) areas shall report directly to the Executive (other than the Vice President and President, Building Efficiency, the Vice President and President, Power Solutions, and the Executive Vice President – Asia/Pacific (and/or, in each case, persons holding equivalent positions and responsibilities from time to time), each of whom shall report to the President and Chief Operating Officer), and (C) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

ii.                                       During the Subsequent Period, the Executive shall serve as Executive Chairman of the Board, and shall be responsible for (A) setting the agenda and schedule for meetings of the Board, (B) leading discussions of the Board with respect to strategy, (C) consulting regularly with the Board and the Chief Executive Officer of the Company with respect to pertinent Company matters, (D) providing mentoring, expertise, insight, and guidance in support of the Chief Executive Officer, as well as transition assistance, and (E) primary external representation of the Company with all stakeholders (excluding the investor and analyst community).  In addition, during the Subsequent Period, the following divisions of the Company will report directly to the Executive:  Corporate Strategy and Corporate Development (and, for the avoidance of doubt, all other corporate and functional areas will report directly to the Chief Executive Officer, who shall report solely to the Board).  During the Subsequent Period, the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

iii.                                    During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.  It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b)                                 Compensation.  i.  Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable to the Executive by the Company and its Affiliated Companies for any month during the twelve-month period immediately preceding the month in which the Effective Date occurs.  During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its Affiliated Companies.  Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

ii.                                       Annual Bonus.  In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the average annualized (for any fiscal year consisting of less than twelve full months or with respect to which the Executive has been employed by the Company for less than twelve full months) bonuses paid or payable, including any amount that would have been paid or have been payable were it not for a mandatory or voluntary deferral of such amount, including pursuant to the Annual and Long-Term Incentive Plans or any counterpart or successor plan(s) thereto, to the Executive by the Company and its Affiliated Companies in respect of the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs (the “Recent Average Bonus”).  Each such Annual Bonus shall be paid no later than the fifteenth (15th) day of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus in accordance with the terms of any deferred compensation plan then in effect.

iii.                                    Incentive, Savings and Retirement Plans.  During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its Affiliated Companies.  The amount payable to the Executive under any such incentive program(s) for any performance period will be reduced (but not below zero) by the amount of the Annual Bonus paid or payable to the Executive for such performance period in accordance with Section 3(b)(ii) above.  Any amounts thereafter payable to the Executive under the incentive program(s) for any performance period shall be paid no later than the fifteenth (15th) day of the third month of the fiscal year next following the fiscal year that includes the performance period for which such payments are awarded.

iv.                                   Welfare Benefit Plans.  During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its Affiliated Companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel, accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its Affiliated Companies.

v.                                      Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its Affiliated Companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies.

vi.                                   Fringe Benefits.  During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its Affiliated Companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies.

vii.                                Office and Support Staff.  During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its Affiliated Companies at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies.

viii.                             Vacation.  During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its Affiliated Companies as in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer incentives of the Company and its Affiliated Companies.

ix.                                   Inaugural Equity Grant.  Promptly following the commencement of the Initial Period, the Company shall cause Parent to grant to the Executive a cash-settled restricted stock unit award in respect of Parent’s ordinary shares, par value $0.01 per share (“Parent Shares”), having an aggregate grant date fair market value equal to $10 million (the “Inaugural Equity Grant”).  The Inaugural Equity Grant shall vest on the date that is 30 months following the Effective Date (the “Vesting Date”), subject to the Executive’s continued employment with the Company through such date, and shall have substantially the same other terms and conditions as time-based restricted stock unit awards granted by the Company in the Company’s 2016 fiscal year; provided, however, that the Inaugural Equity Grant shall not vest upon the Executive’s retirement.  Upon consummation of the Spin Off (as defined in the Merger Agreement), at Parent’s election, Parent may provide that the Inaugural Equity Grant shall be equitably converted solely into an award in respect of Parent Shares, regardless of the treatment of Parent equity compensation awards generally.  If the Inaugural Equity Grant becomes vested hereunder, it shall be settled in cash in a lump sum within 30 days following the Executive’s Separation from Service (subject to delay under Section 409A of the Code if the Executive is a Specified Employee).

x.                                      Synergy Retention Award.  The Executive shall be eligible to receive a cash retention award in an amount equal to $10 million (the “Synergy Retention Award,” and, together with the Inaugural Equity Grant, the “Inaugural Awards”) in respect of the Employment Period activated by the Merger pursuant to Section 2 of this Agreement, which Synergy Retention Award shall vest on the Vesting Date, subject to the Executive’s continued employment with the Company through such date.  If the Synergy Retention Award becomes vested hereunder, it shall be settled in cash in a lump sum within 30 days following the Executive’s Separation from Service (subject to delay under Section 409A of the Code if the Executive is a Specified Employee).

4.                                      Termination of Employment.  (a)  Death or Disability.  The Executive shall Terminate Employment automatically upon the Executive’s death during the Employment Period.  If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive or his legal representative written notice in accordance with Section 11(b) of this Agreement of its intention to Terminate the Executive’s Employment.  In such event, the Executive’s Termination of Employment shall occur effective on the 30th day after receipt of such notice by the Executive or his legal representative (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full time basis for 180 consecutive business days as a result of a medically determinable physical or mental impairment that can be expected to result in death or is otherwise total and permanent as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

(b)                                 Cause.  The Company may Terminate the Employment of the Executive during the Employment Period for Cause.  For purposes of this Agreement, “Cause” shall mean (i) repeated violations by the Executive of the Executive’s obligations under Section 3(a) of this Agreement (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Executive’s part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company and which are not remedied in a reasonable period of time after receipt of written notice from the Company specifying such violations, (ii) the conviction of the Executive of a felony involving moral turpitude or (iii) any action or event directly or indirectly relating to the Executive that occurs or becomes known to the Board after December 15, 2015 that the Board determines in its sole discretion (by vote of two-thirds of the disinterested members thereof) damages the reputation of the Company, is a source of disruption to the business of the Company or negatively impacts the ability of the Executive to lead the management of the Company; provided, however, that prior to any termination under clause (iii), the Company shall give the Executive no less than two (2) business days prior notice of its intent to effect such termination and Executive may elect during the period of such notice to terminate his employment under Section 4(e), but such termination by the Executive shall not be effective unless the Executive shall have delivered to the Company and not revoked a release, waiver and covenant not to sue substantially in the form attached as Exhibit B to the Amended and Restated Executive Employment Agreement, dated as of January 24, 2016.  For purposes of this Section 4(b), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or based upon the advice of counsel for the Company (or any act which the Executive omits to do because of the Executive’s reasonable belief that such act would violate law or the Company’s standards of ethical conduct in its corporate policies) shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Executive, if the Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive committed the conduct described in Section 4(b)(i) or 4(b)(ii), and specifying the particulars thereof in detail.

(c)                                  Without Cause.  The Company may Terminate the Employment of Executive during the Employment Period without Cause, in which event, without limitation, the provisions of Section 5 shall apply.

(d)                                 Good Reason.  The Executive may Terminate Employment for Good Reason during the Employment Period.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events:

i.                                          the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

ii.                                       any failure by the Company to comply with any of the provisions of (A) Section 3(b) of this Agreement, in the case of any Employment Period other than the Employment Period activated by the Merger pursuant to Section 2 of this Agreement or (B) Section 3(b) of this Agreement other than with respect to the Excluded Benefits, in the case of the Employment Period activated by the Merger pursuant to Section 2 of this Agreement, in each case, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

iii.                                    the Company’s requiring the Executive to be based at any office or location other than that described in Section 3(a)(i)(B) hereof;

iv.                                   any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement;

v.                                      any failure by the Company to comply with and satisfy Section 10(c) of this Agreement;

vi.                                   the Company’s request that the Executive perform any illegal, or wrongful act in violation of the Company’s code of conduct policies; or

vii.                                in the case of the Employment Period activated by the Merger pursuant to Section 2 of this Agreement, any failure by the Company (whether during the Initial Period or the Subsequent Period) to provide the Executive with (A) target incentive compensation opportunities that are at least as favorable as the target incentive compensation opportunities provided to the Executive immediately prior to the Effective Date or (B) perquisites that are at least as favorable as the perquisites provided to similarly situated executives of the Company from time to time.

For purposes of this Section 4(d), any good faith determination of “Good Reason” made by the Executive shall be conclusive.

(e)                                  Without Good Reason.  The Executive’s employment may be terminated during the Employment Period by the Executive without Good Reason.

(f)                                   Notice of Termination.  Any Termination of the Executive’s Employment by the Company or by the Executive shall be communicated by a Notice of Termination given to the other party hereto.  Such Notice of Termination shall satisfy the requirements set forth in Section 11(b) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement which is relied upon as a basis for the Termination of the Executive’s Employment, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination of the Executive’s Employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall not be more than fifteen (15) days after the date the Notice of Termination is tendered to the other party).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights under this Agreement.  Subject to the provisions of Section 5, the Executive’s Employment Period ends at 11:59 p.m. on the Executive’s Date of Termination.

(g)                                  Date of Termination.  “Date of Termination” means the date on which the Executive’s Termination of Employment occurs, as follows:  (i) if the Executive’s Termination of Employment is by the Company for Cause, or by the Executive for Good Reason or for other than Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s Termination of Employment is by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s Termination of Employment is by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

5.                                      Obligations of the Company upon Termination.  (a)  Good Reason; Other Than for Cause, Death or Disability.  If, during the Employment Period, the Executive’s Termination of Employment shall be by Company other than for Cause or Disability or by the Executive for Good Reason, then, subject to the provisions of Section 8:

i.                                          the Company shall pay to the Executive in a lump sum in cash the aggregate of the following amounts (such aggregate amounts shall be hereinafter referred to as the “Special Termination Amount”):

(1)                                 the sum of (1) the Executive’s Annual Base Salary through the Date of Termination and any Annual Bonus(es) that relate to performance periods that have ended on or before the Date of Termination, (2) the product of (x) the higher of (I) the Recent Average Bonus and (II) the Annual Bonus paid or payable, including any amount that would have been paid or would be payable were it not for a mandatory or voluntary deferral of such amount (and annualized for any fiscal year consisting of less than twelve full months or for which the

Executive has been employed for less than twelve full months) for the most recently completed fiscal year during the Employment Period, if any (the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (provided that, if the Executive’s Date of Termination is the same day as a Change of Control occurs as defined in the Annual and Long-Term Incentive Plans or any counterpart or successor plans thereto, the amount payable under this clause (2) shall be reduced (but not below zero) by the amounts paid or payable under such plans as a result of the Change of Control); and (3) any accrued vacation pay; in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”); and

(2)                                 the amount equal to the product of (1) three and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Bonus; and

(3)                                 a separate lump-sum supplemental retirement benefit equal to:

(a)                                 if the Executive is participating in the Johnson Controls, Inc. Pension Plan (or any successor plan thereto) (the “Pension Plan”) and/or is accruing a supplemental defined benefit amount under the Johnson Controls, Inc. Restoration Benefit Plan (the “Restoration Plan”) or any other supplemental and/or excess retirement plan that provides a defined benefit-type accrual for the Executive (the “SERP”) as of the Effective Date, the amount, if any, by which (A) the actuarial equivalent single-sum value (utilizing for this purpose the actuarial assumptions utilized to determine lump sum payments as of the Date of Termination with respect to the Pension Plan) of the benefit payable under the Pension Plan, the related defined benefit component of the Restoration Plan or any other SERP which the Executive would receive if the Executive’s employment continued at the compensation level provided for in Sections 3(b)(i) and 3(b)(ii) of this Agreement until the second anniversary of the Effective Date, assuming for this purpose that all accrued benefits are fully vested and that benefit accrual formulas and the actuarial assumptions are no less advantageous to the Executive than those most favorable to the Executive and in effect during the 90-day period immediately preceding the Effective Date and assuming that the benefits commence on the earliest date following Termination of Employment on which the Executive would be eligible to commence benefits under the Pension Plan, exceeds (B) the actuarial equivalent single-sum value (utilizing for this purpose the same actuarial assumptions as were utilized in clause (1) above) of the Executive’s actual benefit (paid or payable) with payment assumed to have commenced at the same time as under clause (1) above, if any, under the Pension Plan, the Restoration Plan and the SERP; or

(b)                                 if the Executive is participating in the Johnson Controls, Inc. Savings and Investment (401k) Plan, or any successor plan thereto

(the “SIP”), and/or is eligible for any supplemental defined contribution benefits under the Restoration Plan or any other supplemental or excess retirement plan that provides a defined contribution-type benefit for the Executive (the “DC SERP”) as of the Effective Date, the amount equal to the Company non-matching and non-elective deferral contributions that would have been made for the Executive under the SIP, the Restoration Plan and the DC SERP if the Executive’s employment continued at the compensation level provided for in Sections 3(b)(i) and 3(b)(ii) of this Agreement until the second anniversary of the Effective Date, assuming for this purpose that the Executive’s accounts are fully vested and that the contribution formulas are no less advantageous to the Executive than those most favorable to the Executive and in effect during the 90-day period immediately preceding the Effective Date, but determined without regard to any interest such amounts would have earned until the second anniversary of the Effective Date.

Such lump sum shall be paid within thirty (30) business days after the Executive’s Separation from Service, provided that (x) if the Executive is a Specified Employee, payment will be delayed until no earlier than six (6) months and no later than seven (7) months after the date of the Executive’s Separation from Service, and if so delayed, such payment shall be accompanied by a payment of interest at an annual rate equal to the “prime rate” as published from time to time by The Wall Street Journal, such rate changing as and when such published rate changes (the “Prime Rate”), compounded quarterly, and (y) if the Effective Date is prior to a Change of Control pursuant to Section 1(a)(ii), payment will be made within thirty (30) business days following the Change of Control.

ii.                                       until the second anniversary of the Date of Termination, or such longer period as any plan, program, practice or policy may provide, the Company shall continue welfare benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(iv) of this Agreement if the Executive’s Employment had not been Terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its Affiliated Companies applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.  For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the second anniversary of the Effective Date and to have retired on the last day of such period.  With respect to the foregoing:

(1)                                 If applicable, following the end of the COBRA continuation period, if such health care coverage is provided under a health plan that is subject to Code Section 105(h), benefits payable under such health plan shall comply with the requirements of Treasury regulation section 1.409A-3(i)(1)(iv)(A) and (B) and, if necessary, the Company shall amend such health plan to comply therewith.  The continuation of health care coverage hereunder shall count as COBRA continuation coverage;

(2)                                 If the Executive is a Specified Employee, then during the first six (6) months following the Executive’s Separation from Service, the Executive shall pay the Company for any life insurance coverage that provides a benefit in excess of $50,000 under a group term life insurance policy.  After the end of such six (6)-month period, the Company shall make a cash payment to the Executive equal to the aggregate premiums paid by the Executive for such coverage, and such payment shall be credited with interest at an annual rate equal to the Prime Rate, compounded quarterly, and thereafter such coverage shall be provided at the expense of the Company for the remainder of the period ending on the second anniversary of the Effective Date; and

(3)                                 If the Effective Date is prior to a Change of Control pursuant to Section 1(a)(ii), then the Company shall fulfill its obligations hereunder by providing retroactive welfare benefits coverage to the Executive’s Date of Termination and, if the Executive has paid COBRA premiums for health care coverage from the Date of Termination through the date of the Change of Control, the Company shall reimburse the Executive for the aggregate amount of such COBRA premiums within thirty (30) business days following the Change of Control, without liability for interest thereon; and

iii.                                    to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive pursuant to this Agreement under any plan, program, policy or practice or contract or agreement of the Company and its Affiliated Companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b)                                 Death.  If the Executive’s Termination of Employment is by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of the Special Termination Amount, the timely payment or provision of Other Benefits, and the full vesting of the Inaugural Awards.  The Special Termination Amount shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.  With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(b) shall include, and the Executive’s family shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and any of its Affiliated Companies to surviving families of peer executives of the Company and such Affiliated Companies under such plans, programs, practices and policies relating to family death benefits, if any, as in effect with respect to other peer executives and their families at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and its Affiliated Companies and their families.  The Inaugural Awards shall be settled within 30 days following the Date of Termination.

(c)                                  Disability.  If the Executive’s Termination of Employment is by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of the Special Termination Amount, the timely payment or provision of Other Benefits, and the full vesting of the Inaugural Awards.  The Special Termination Amount shall be paid to the Executive at the same time and in the same manner as the payment would be made pursuant to Section 5(a).  With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and Other Benefits at least equal to the most favorable of those generally provided by the Company and its Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its Affiliated Companies and their families.  The Inaugural Awards shall be settled within 30 days following the Date of Termination (subject to delay under Section 409A of the Code if the Executive is a Specified Employee).

(d)                                 Termination by Company for Cause; Termination by Executive for Other than for Good Reason.

i.                                          If the Executive’s Termination of Employment during the Employment Period is by the Company for Cause, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive his Annual Base Salary through the Date of Termination (subject to any deferral election then in effect) and the payment, in accordance with the terms of the Johnson Controls, Inc. Executive Deferred Compensation Plan and the Johnson Controls, Inc. Retirement Restoration Plan (or other relevant nonqualified deferred compensation plan), of any previously vested amounts, in each case to the extent theretofore unpaid.

ii.                                       If the Executive voluntarily Terminates Employment during the Employment Period, excluding a Termination of Employment for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits.  In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) business days of the Executive’s Separation from Service; provided that if the Executive is a Specified Employee, payment will be delayed until no earlier than six (6) months and no later than seven (7) months after the date of Separation from Service, and, if so delayed, such payment shall be credited with interest at an annual rate equal to the Prime Rate, compounded quarterly.

6.                                      Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliated Companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its Affiliated Companies.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

7.                                      Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 5(a)(ii), such amounts shall not be reduced whether or not the Executive obtains other employment.  The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the Prime Rate, compounded quarterly.  The Company shall make such payment to the Executive within thirty (30) business days (but in no event later than the end of the calendar year following the calendar year in which the Executive incurred such fees and expenses) following receipt from the Executive of documentation substantiating such fees and expenses.

8.                                      280G Provision.  (a)  Notwithstanding any other provision of this Agreement, if any portion of the Special Termination Amount or any other payment, distribution, or benefit in the nature of compensation (within the meaning of Code Section 280G(b)(2)) under this Agreement, or under any other agreement with the Executive or plan of the Company or its Affiliated Companies (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 8(a), result in the imposition on the Executive of an excise tax under Code Section 4999 (the “Excise Tax”), then the Total Payments to be made to the Executive shall either be (i) delivered in full, or (ii) delivered in such amount so that no portion of such Total Payment would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).

(b)                                 Within forty (40) days following the Executive’s Termination of Employment or notice by one party to the other of its belief that there is a payment or benefit due the Executive that will result in an excess parachute payment, the Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company’s independent auditors and reasonably acceptable to the Executive (which may be regular outside counsel to the

Company), which opinion sets forth (i) the amount of the Base Period Income (as defined below), (ii) the amount and present value of the Total Payments, (iii) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to Section 8(a), and (iv) the net after-tax proceeds to the Executive, taking into account the tax imposed under Code Section 4999 if (x) the Total Payments were reduced in accordance with Section 8(a)(ii), or (y) the Total Payments were not so reduced.  The opinion of National Tax Counsel shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive.  If such National Tax Counsel opinion determines that clause (ii) of Section 8(a) applies, then the Payments hereunder or any other payment or benefit determined by such counsel to be includable in Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment.  In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order:  (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Payments (on the basis of the relative present value of the parachute payments).

(c)                                  For purposes of this Agreement:  (i) the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G and such “parachute payments” shall be valued as provided therein.  Present value for purposes of this Agreement shall be calculated in accordance with Code Section 280G(d)(4); (ii) the term “Base Period Income” means an amount equal to the Executive’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1); (iii) for purposes of the opinion of National Tax Counsel, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4), which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive; and (iv) the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation, and state and local income taxes at the highest marginal rate of taxation in the state or locality of the Executive’s domicile (determined in both cases in the calendar year in which the Covered Termination or notice described in Section 8(b) is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(d)                                 If such National Tax Counsel so requests in connection with the opinion required by this Section 8, the Executive and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Code Section 280G.

(e)                                  The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 8, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

(f)                                   This Section 8 shall be amended to comply with any amendment or successor provision to Sections 280G or 4999 of the Code.  If such provisions are repealed without successor, then this Section 8 shall be cancelled without further effect.

9.                                      Confidential Information.  (a)  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliated Companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its Affiliated Companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  During employment and for two years after the Executive’s Termination of Employment, the Executive, except as may otherwise be required by law or legal process, shall not use any such information except on behalf of the Company and shall not communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.  This covenant shall survive the termination of this Agreement.  Nothing in this paragraph is intended or shall be construed to limit in any way Executive’s independent duty not to misappropriate Trade Secrets of the Company.

(b)                                 “Trade Secret” means information of the Company and its Affiliated Companies, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts by the Company or an Affiliated Company to maintain its secrecy that are reasonable under the circumstances.  During employment with the Company and its Affiliated Companies, Executive shall preserve and protect Trade Secrets from unauthorized use or disclosure, and after Termination of Employment, Executive shall not use or disclose any Trade Secret until such time as that Trade Secret is no longer a secret as a result of circumstances other than a misappropriation involving the Executive.

10.                               Successors.  (a)  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such agreement prior to the effective date of such purchase, merger, consolidation or other transaction shall be a breach of this Agreement constituting “Good Reason” hereunder, except that for purposes of implementing the foregoing, the date upon which such purchase, merger, consolidation or other transaction becomes effective shall be deemed the Date of Termination.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(d)                                 Without limiting the foregoing provisions of this Section 10 and for purposes of clarity, the parties hereto acknowledge and agree that, in accordance with the Merger Agreement, the Company shall cause this Agreement to be assumed by Parent as of the Effective Time and references to the “Company” shall be deemed to refer to Parent following the Effective Time.

11.                               Miscellaneous.  (a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                 All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

To the most recent address set forth in the personnel records of the Company.

If to the Company:

Johnson Controls, Inc.

5757 North Green Bay Avenue

Milwaukee, Wisconsin 53209

Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)                                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)                                 The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.  In addition, if prior to the date of payment of any payment hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due with respect to any payment or benefit to be provided hereunder, the Company shall (unless otherwise directed by the Executive, to the extent such direction does not cause a violation of Code Section 409A) provide for an immediate payment of the amount needed to pay the Executive’s portion of such tax (plus an amount equal to the taxes that will be due on such amount) and the Special Termination Amount shall be reduced accordingly.

(e)                                  The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to Terminate Employment for Good Reason pursuant to Section 4(d) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)                                   The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, except during the Employment Period, may be terminated by either the Executive or the Company at any time.  Moreover, if after expiration of the Employment Period, (i) the Executive’s employment with the Company terminates or (ii) the Executive ceases to be an officer of the Company, then the Executive shall have no further rights under this Agreement.  From and after the Effective Date, this Agreement shall supersede any other employment agreement between the parties.

(g)                                  Section 409A.

i.                                          If, after a Change of Control, any payment amount or the value of any benefit under this Agreement is required to be included in an Executive’s income prior to the date such amount is actually paid or the benefit provided as a result of the failure of this Agreement (or any other arrangement that is required to be aggregated with this Agreement under Code Section 409A) to comply with Code Section 409A, then the Executive shall receive a payment, in a lump sum, within ninety (90) days after the date it is finally determined that the Agreement (or such other arrangement that is required to be aggregated with this Agreement) fails to meet the requirements of Section 409A of the Code; such payment shall equal the amount required to be included in the Executive’s income as a result of such failure and shall reduce the amount of payments or benefits otherwise due hereunder.

ii.                                       The Company and the Executive intend the terms of this Agreement to be in compliance with Section 409A of the Code.  To the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner which avoids a violation of Section 409A of the Code.

iii.                                    To avoid a violation of Section 409A of the Code, the Executive acknowledges that, with respect to payments that may be payable or benefits that may be provided under this Agreement that are subject to Section 409A of the Code and that are not timely paid or provided, the Executive must make a reasonable, good faith effort to collect any payment or benefit to which the Executive believes the Executive is entitled hereunder no later than ninety (90) days after the latest date upon which the payment should have been made or benefit provided under this Agreement, and if not paid or provided, must take further enforcement measures within one hundred eighty (180) days after such latest date.  Failure to comply with these deadlines will not result in the loss of any payment or benefit to which the Executive is otherwise entitled.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

JOHNSON CONTROLS, INC.

By:	/s/ Brian J. Stief
Name: Brian J. Stief
Title: Executive Vice President and Chief Financial Officer

/s/ Alex A. Molinaroli
Name: Alex A. Molinaroli

[Signature Page to Amended and Restated COC Executive Employment Agreement]